                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       GREEN TREE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO

                       GREEN TREE FINANCIAL CORPORATION
                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                       SAINT PAUL, MINNESOTA 55102-1639

March 30, 1998

To Our Stockholders:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Green Tree Financial Corporation (the "Company") which will be held at 2:00 p.m. on Wednesday, May 13, 1998, at the Holiday Inn, 505 North 5th Street, Rapid City, South Dakota 57701.

  At the meeting of stockholders you will be asked to: (1) elect four Directors; (2) ratify the selection of the Company's independent auditors; and
(3) transact such other business as may properly come before the meeting or any adjournment thereof. Following these matters, management will present a current report on the business and current activities of the Company. You will also have an opportunity to comment on or inquire about aspects of the business of the Company that may be of interest to you.

  Please read the enclosed Notice of Annual Meeting and Proxy Statement which describes the business to come before the meeting. Please mark, sign and return the accompanying Proxy Card promptly in the enclosed postage-paid envelope. We hope you will be able to attend the meeting on May 13.

  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       Sincerely,

                                       LOGO
                                       LAWRENCE M. COSS
                                       Chairman and Chief
                                       Executive Officer

LOGO

                       GREEN TREE FINANCIAL CORPORATION

                               ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 13, 1998

To the Stockholders of
 Green Tree Financial Corporation:

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Green Tree Financial Corporation, a Delaware corporation (the "Company"), has been called to be held at the Holiday Inn, 505 North 5th Street, Rapid City, South Dakota 57701, on May 13, 1998, at 2:00 p.m., for the following purposes:

  1. To elect four Directors of the Company to hold office until their term shall expire and until their successors shall have been duly elected and qualified.

  2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

  3. To transact such other business as may properly come before the Annual Meeting of Stockholders or at any adjournments thereof.

  The Board of Directors has fixed the close of business on Wednesday, March 25, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

  Please date, sign and mail the Proxy Card in the enclosed self-addressed return envelope. Stockholders attending the meeting may withdraw their Proxies at any time prior to their exercise by filing written notice with any officer of the Company.

Dated: March 30, 1998
Saint Paul, Minnesota

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       LOGO
                                       JOEL H. GOTTESMAN, Secretary

LOGO

                       GREEN TREE FINANCIAL CORPORATION
                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                       SAINT PAUL, MINNESOTA 55102-1639

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 13, 1998

                                GENERAL MATTERS

SOLICITATION OF PROXIES

  The Board of Directors of Green Tree Financial Corporation (the "Company") is soliciting the accompanying Proxy in connection with the Annual Meeting of Stockholders to be held on May 13, 1998, at 2:00 p.m., and any adjournments of the meeting. The Annual Meeting will be held at the Holiday Inn, 505 North 5th Street, Rapid City, South Dakota 57701. This Proxy Statement and the enclosed Proxy Card are being mailed to stockholders commencing on or about March 30, 1998.

  All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting of Stockholders.

  The Company will pay the costs of solicitation, including the cost of preparing and mailing this Proxy Statement and Notice of Annual Meeting. Solicitation will be primarily by mailing this Proxy Statement to all stockholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company by telephone or in person, but at no compensation in addition to their regular compensation as officers. The Company will reimburse brokers, banks, and others holding shares for the cost of distributing proxy materials to and obtaining proxies from third parties. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $7,000 plus reasonable expenses incurred on behalf of the Company for its services. In addition, the Company has retained Firstar Trust Company to tabulate and report on the votes cast by stockholders.

  A copy of the Company's Annual Report for the year ended December 31, 1997, accompanies this Proxy Statement.

VOTING, EXECUTION AND REVOCATION OF PROXIES

  Pursuant to Delaware law and the Company's Certificate of Incorporation and Bylaws, Firstar Trust Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote.

  Only the holders of the Company's Common Stock whose names of record appear on the Company's books at the close of business on March 25, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, a total of 134,012,054 shares of Company Common Stock were outstanding, each share being entitled to one vote.

                             ELECTION OF DIRECTORS
                                   (ITEM 1)

NOMINEES FOR ELECTION AS DIRECTOR

  Pursuant to the Bylaws of the Company, the Board of Directors has established the number of Directors at six. The Bylaws provide that the Directors are divided into three classes, as equal in number as possible. Each class of Directors serves a three-year term. In the event of vacancies, a term may be less than three years in order to accomplish a staggered Board.

  The Nominating Committee met informally several times to consider potential outside Directors. The Nominating Committee has acted to nominate two individuals. The nominees are Donald S. Howard and Mark H. Burton. Their past experience and the terms for election are specified below. It is anticipated that the Board of Directors will appoint these nominees to fill vacancies prior to the 1998 Annual Meeting.

  Four Directors are to be elected at the 1998 Annual Meeting of Stockholders. The Board of Directors has nominated Donald S. Howard for a two-year term expiring at the Annual Meeting of Stockholders to be held in the year 2000 and Mark H. Burton for a three-year term expiring at the Annual Meeting of Stockholders to be held in the year 2001. In addition, the Board of Directors has nominated incumbent Directors Richard G. Evans and Robert S. Nickoloff for three-year terms expiring at the Annual Meeting of Stockholders to be held in the year 2001.

  The following table sets forth information, as of February 28, 1998, including business experience during the past five years, as to the nominees for election:

                                                     BUSINESS EXPERIENCE DURING
                                         TERM                 THE PAST
      NAME, POSITIONS AND      DIRECTOR EXPIRES         FIVE YEARS AND OTHER
     OFFICES WITH COMPANY       SINCE     IN    AGE        DIRECTORSHIPS
     --------------------      -------- ------- ---  --------------------------
 Donald S. Howard............    1998    2000    68 Independent Consultant
  Director                                          since 1993; Executive Vice
                                                    President and Chief
                                                    Financial Officer of
                                                    Salomon Inc. and Salomon
                                                    Brothers Inc (1988-1993);
                                                    Executive Vice President
                                                    and Chief Financial Officer
                                                    of Citicorp and Citibank
                                                    N.A. (1957-1988); Director
                                                    of SIGA Parmaceuticals,
                                                    Inc. since 1997; Director
                                                    of Bank Leumi Trust Company
                                                    since 1994.
 Mark H. Burton..............    1998    2001    39 Lehman Brothers Inc. since
  Director                                          1981--Managing Director in
                                                    the Financial Services
                                                    Group since 1990; Partner
                                                    since 1991.
 Richard G. Evans............    1991    2001    49 Executive Vice President
  Executive Vice President;                         since May 1996; Executive
  Director                                          Vice President and
                                                    Secretary (December 1993-
                                                    May 1996); Senior Vice
                                                    President, General Counsel
                                                    and Secretary (1988-1993);
                                                    Vice President, General
                                                    Counsel and Secretary
                                                    (1985-1988).
 Robert S. Nickoloff.........    1978    2001    68 Chairman of the Board,
  Director                                          Medical Innovation Capital,
                                                    Inc.; Director of Minnesota
                                                    Power and Light since 1986;
                                                    Director of Integ
                                                    Incorporated since 1991.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT AT THE MEETING, IN PERSON OR BY PROXY, IS REQUIRED TO ELECT THE NOMINEES. PROXIES WILL BE VOTED IN FAVOR OF SUCH NOMINEES UNLESS OTHERWISE SPECIFIED.

CONTINUING DIRECTORS

  The following table sets forth information, as of February 28, 1998, including business experience during the past five years as to Directors of the Company whose terms of office will continue after the 1998 Annual Meeting of Stockholders.

                                                    BUSINESS EXPERIENCE DURING
                                         TERM                THE PAST
      NAME, POSITIONS AND      DIRECTOR EXPIRES        FIVE YEARS AND OTHER
     OFFICES WITH COMPANY       SINCE     IN    AGE        DIRECTORSHIPS
     --------------------      -------- ------- --- --------------------------
 Lawrence M. Coss............    1975    1999    59 Chairman and Chief
  Chief Executive Officer;                          Executive Officer since
  Chairman of the Board                             April 1994; Chairman,
                                                    President and Chief
                                                    Executive Officer (1987-
                                                    1994); President and Chief
                                                    Executive Officer (1975-
                                                    1987); Company founder.
 W. Max McGee................    1985    2000    65 President, Max McGee
  Director                                          Companies, a general
                                                    investment company, since
                                                    1981.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has an Executive Committee which consisted of Lawrence M. Coss, Robert S. Nickoloff and Robert D. Potts until December 15, 1997. Since December 15, 1997, the Executive Committee has consisted of Lawrence M. Coss and Robert S. Nickoloff. The Executive Committee meets as necessary between meetings of the Board of Directors to act on behalf of the Board or take any other action that may be delegated to it. The Executive Committee conducted its business by written action during 1997.

  The Board of Directors has an Audit Committee consisting of W. Max McGee and Robert S. Nickoloff. Among its duties, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee held two meetings during the year ended December 31, 1997.

  The Board of Directors has a Compensation Committee consisting of W. Max McGee and Robert S. Nickoloff. Among its duties, the Compensation Committee administers the provisions of the Company's executive compensation, cash incentive and stock option programs. The Compensation Committee held five meetings during the year ended December 31, 1997.

  The Board of Directors has a Nominating Committee which consisted of Lawrence M. Coss, W. Max McGee and Robert S. Nickoloff. The Committee makes recommendations to the Board of Directors with respect to nominees to serve on the Board. The Nominating Committee did not have any formal meetings during 1997; however, the members of the Committee had numerous informal discussions relating to potential outside Director nominees. In connection with its nominating responsibilities, the Nominating Committee will consider qualified nominees recommended by a stockholder of the Company if the recommendation is submitted in writing to the Secretary of the Company no later than the December 31 preceding the annual meeting. Any such recommendation must include information which will enable the Committee to evaluate the qualifications of the proposed nominee.

  During the year ended December 31, 1997, the Board of Directors held five meetings. All incumbent Directors attended at least 75 percent of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committees.

                           COMPENSATION OF DIRECTORS

  During the year ended December 31, 1997, Directors received a fee of $2,000 per month plus travel expenses. In addition, members of the Audit Committee received a fee of $1,250 per quarter. Pursuant to the Company's 1992 Supplemental Stock Option Plan, an outside Director is granted a stock option to acquire 4,000 shares of Common Stock during each quarter the Director serves on the Board. During 1997, options for a total of 32,000 shares were granted to two outside Directors. The option price was the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

                         COMPARATIVE STOCK PERFORMANCE

  The Performance Graph below compares the cumulative total stockholder return on the Company's Common Stock against the S&P Composite-500 Stock Index and the S&P Financial Index for the period of five fiscal years commencing December 31, 1992, and ending December 31, 1997. The graph presentation assumes $100 invested on December 31, 1992, in Company Common Stock, the S&P Composite-500 Stock Index and the S&P Financial Index, with dividends reinvested, and shows such values at December 31, 1997.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                     LOGO

                            12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
---------------------------------------------------------------------------------
  Green Tree Financial
   Corporation............    100      202      257      451      665      455
---------------------------------------------------------------------------------
  S&P Composite-500 Index.    100      110      112      153      189      252
---------------------------------------------------------------------------------
  S&P Financial Index.....    100      111      107      165      223      330

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The annual compensation for executive officers, including salaries, Directors' fees, bonuses, and option awards for the years ended December 31, 1995, 1996, and 1997, was as follows:

                          SUMMARY COMPENSATION TABLE


                                                                  LONG-TERM
                                                                 COMPENSATION
                                      ANNUAL COMPENSATION         AWARDS(2)
                                    ------------------------------------------
NAME OF INDIVIDUAL                                                SECURITIES
AND PRINCIPAL POSITION                   SALARY     BONUS         UNDERLYING
----------------------             YEAR  ($)(1)      ($)           OPTIONS
                                    ------------------------------------------
Lawrence M. Coss.................. 1997 $633,600 $  4,203,303          None
 Chief Executive Officer;          1996  433,608  102,015,158(3)  2,000,000(4)
 Chairman of the Board             1995  433,608   65,146,594(5)       None
Robert D. Potts(6)................ 1997  428,174    1,650,000       100,000
 President and Chief               1996  383,016    1,250,000       250,000
 Operating Officer;                1995  333,000      850,000       300,000
 Director
Richard G. Evans.................. 1997  283,008      350,000          None
 Executive Vice President;         1996  268,000      350,000        85,000
 Director                          1995  258,000      350,000       100,000
Gregory D. Aplin.................. 1997  259,008      550,000        35,000
 Executive Vice President          1996  184,000      350,000        85,000
                                   1995  139,000      250,000        80,000
Jerry W. Britton.................. 1997  259,008      550,000        30,000
 Executive Vice President          1996  209,000      400,000       160,000
                                   1995  131,428      200,000       100,000
Bruce A. Crittenden............... 1997  259,008      550,000        50,000
 Executive Vice President          1996  184,000      400,000       160,000
                                   1995   70,346       75,000        80,000

--------
(1) Includes compensation in the form of Director's fees, if applicable, and car allowances. The aggregate amount of perquisites and personal benefits does not exceed the lesser of $50,000 or 10 percent of the total compensation, and is not separately shown.

(2) The Company did not issue any restricted stock to the executive officers listed or any other employees in the applicable years.

(3) Includes $94,650,000 (2,400,000 shares) of the Company's Common Stock earned as bonus, before stock withheld for federal and state taxes. As a result of the restatement of the Company's 1996 financial statements, on January 26, 1998, the Compensation Committee determined that Mr. Coss's bonus for 1996 would be reduced by 761,210 shares and $2,500,000 in cash, which stock and cash has been returned to the Company by Mr. Coss. See "Compensation Committee Report on Executive Compensation--Compensation of Chief Executive Officer" below.

(4) Granted pursuant to the 1997 Chief Executive Cash and Stock Bonus Plan previously approved by stockholders.

(5) Includes $59,212,820 (1,998,745 shares) of the Company's Common Stock earned as bonus, before stock withheld for federal and state taxes.

(6) Mr. Potts resigned from employment with the Company effective December 15, 1997. The option to acquire 100,000 shares of Common Stock granted to Mr. Potts in 1997 expired by its terms on such date. In connection with Mr. Potts' resignation, the Company entered into an agreement with him extending the exercise period of certain other previously granted, vested options to acquire 303,333 shares until July 26, 1998.

OPTIONS GRANTED, EXERCISED AND HELD BY EXECUTIVES

  The following table shows the number and potential realizable value of stock options granted in 1997.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                       INDIVIDUAL GRANTS                REALIZABLE VALUE AT
                         ----------------------------------------------   ASSUMED ANNUAL
                                        % OF TOTAL                        RATES OF STOCK
                           NUMBER OF     OPTIONS                        PRICE APPRECIATION
                           SECURITIES   GRANTED TO EXERCISE                     FOR
                           UNDERLYING   EMPLOYEES   OR BASE               OPTION TERM(3)
                            OPTIONS     IN FISCAL    PRICE   EXPIRATION ----------------------
NAME                     GRANTED (#)(1)    YEAR    ($/SH)(2)    DATE      5%($)       10%($)
----                     -------------- ---------- --------- ---------- ---------    ---------
Lawrence M. Coss........          0          0%          --         --  $      --    $      --
Robert D. Potts.........    100,000(4)    7.95%     $38.375   07/17/07         --(4)        --(4)
Richard G. Evans........          0          0%          --         --         --           --
Gregory D. Aplin........     35,000       2.78%      33.500   11/22/07    737,379    1,868,663
Jerry W. Britton........     30,000       2.39%      38.375   07/17/07    724,015    1,834,796
Bruce A. Crittenden.....     50,000       3.98%      38.375   07/17/07  1,206,692    3,057,993

--------
(1) Stock options become exercisable at 20 percent of the total yearly beginning January 2, 1999, except that Mr. Aplin's stock options become exercisable at 20 percent of the total after each of the first five anniversary dates from the date of grant.

(2) With prior approval from the Compensation Committee, optionees may tender previously-acquired shares of the Company's Common Stock or request the Company to withhold sufficient shares in payment of the exercise price of a stock option, and optionees may tender previously-acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. Under the terms of the 1995 Employee Stock Option Plan, of which the above options were granted, the Compensation Committee may grant a reload stock option to purchase the number of shares tendered and/or withheld in an exercise. The reload option would have an exercise price equal to the closing price of the Company's Common Stock on the date of the transaction, and would expire on the scheduled expiration date of the exercised option. The Compensation Committee has not previously granted reload options to any optionees.

(3) The amounts shown represent potential realizable values using the exercise prices and assumed rates of stock price appreciation. The assumed rates of stock price appreciation are set by Securities and Exchange Commission rules and are not intended to forecast the future appreciation of the Common Stock of the Company.

(4) Mr. Potts resigned from employment with the Company effective December 15, 1997. The option to acquire 100,000 shares granted to Mr. Potts in 1997 expired by its terms on such date.

  The following table shows the number and value of stock options exercised by the named executive officers during 1997 and the number and value of stock options retained at December 31, 1997.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED            IN-THE-MONEY
                                                            OPTIONS AT              OPTIONS AT
                           SHARES                           FY-END (#)            FY-END ($)(2)
                         ACQUIRED ON                   --------------------- ------------------------
                           EXERCISE        VALUE           EXERCISABLE/            EXERCISABLE/
NAME                         (#)      REALIZED ($)(1)      UNEXERCISABLE          UNEXERCISABLE
----                     -----------  ---------------  --------------------- ------------------------
Lawrence M. Coss........   168,400(3)   $6,425,512(4)  1,231,600 / 1,600,000 $19,308,713 / $        0
Robert D. Potts(5)......       --              --        303,333 /         0   2,958,327 /          0
Gregory D. Alpin........       --              --        102,333 /   177,667  1,148,327 /     644,173
Jerry W. Britton........       --              --         72,000 /   218,000    172,500 /     258,750
Bruce A. Crittenden.....       --              --         64,000 /   226,000     70,000 /     105,000
Richard G. Evans........    20,000         772,187(6)    217,000 /   128,000  3,545,000 /     131,250

--------
(1) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(2) Based on closing price of the Company's Common Stock on December 31, 1997 ($26.1875) less the option exercise price.

(3) Mr. Coss swapped shares already owned to exercise shares. Mr. Coss has not sold any shares of the Company's Common Stock in the open market in more than 10 years.

(4) The Value Realized is based on the closing price ($41.125) the day preceding the stock swap.

(5) Mr. Potts resigned from employment with the Company effective December 15, 1997. In connection with Mr. Potts' resignation, the Company entered into an agreement with him extending the exercise period of certain previously granted, vested options to acquire 303,333 shares from January 16, 1998 to July 26, 1998.

(6) The value realized is based on the fair market value on the date of exercise.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Role of Committee. The Compensation Committee of the Board of Directors (the "Committee") reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates the most qualified executives and key employees. The Committee consists of the two nonemployee Directors. It regularly meets in November or December, primarily to review and determine bonuses for executive and other key personnel, and otherwise meets on an as-needed basis. In 1997, the Committee met five times.

  Elements of Compensation Program. The Committee believes that the Company's success depends greatly on the efforts of its officers, regional managers, and other key personnel. The Committee also believes the Company must compete with a number of other financial institutions for qualified personnel. For these reasons, the Company seeks to attract, retain, and motivate its key employees with compensation that is competitive within the financial services industry, provided that performance of the Company and the individual warrant such compensation. Historically, the most significant component of key employee compensation has been remuneration in the form of cash bonuses awarded pursuant to the Company's Key Employee Bonus Program (the "Bonus Program") and stock options awarded pursuant to the Company's stock option plans. Base salary levels for key Company employees are generally conservative compared to similar positions at other financial institutions. Cash bonuses typically represent a substantial portion of a key employee's total cash compensation. The Committee believes that, by putting a substantial portion of a key employee's compensation at risk, the employee is motivated to perform at a high level. The Committee also believes that this performance-based philosophy better aligns the employee's interests with those of the Company's stockholders.

  Under the Company's Bonus Program, cash bonuses aggregating up to 4 percent of the Company's pretax earnings may be paid to executives and other key employees, excluding the Company's Chief Executive Officer. Employees participating in the program include Company officers, regional managers, and other key employees designated by the Company's Chief Executive Officer and approved by the Committee. For 1997, 170 employees participated in the Bonus Program.

  The Committee meets to consider the amount of bonuses payable to Bonus Program participants in November or December of each year, and bonuses are paid before year end. The Committee determines bonus amounts on the basis of recommendations of the Company's Chief Executive Officer who, in turn, considers the written performance evaluations of the supervisors of participating key employees. The Committee analyzes those recommendations in light of a number of factors relating to both Company and individual performance. Company performance factors include the level of profitability, return on equity, volume of business and market share, comparison to prior years' performance, actual versus budgeted performance, portfolio performance, performance in relation to competitors, and other factors. Individual performance factors include an assessment of contribution to business unit performance, quality of work, individual and overall responsibilities, length of service, and other factors. In addition, the Committee considered the growth of the Company's business in setting annual bonuses. In particular, the Committee considered the Company's significant increase in total managed receivables in 1997 over 1996. The managed receivables at year end 1997 was $28.0 billion, 39 percent higher than year-end 1996 managed receivables of $20.1 billion. Total finance volume originated by the Company in 1997 was $15.6 billion, an increase of 49 percent over 1996.

  Although the Bonus Program enables the Company to pay up to 4 percent of pretax profits as bonuses, the Company has not always paid out the maximum available each year. For 1997, aggregate bonuses were $15,900,000 or 3.3 percent of pretax earnings, and in the preceding two years aggregate bonuses under the Bonus Program approximated 2.5 percent of pretax earnings. The foregoing amounts include the executive officers (other than the Company's Chief Executive Officer) who received aggregate bonuses of $3,650,000 or 0.8 percent of pretax earnings in 1997. In 1996 and 1995, bonus compensation to this group of individuals approximated 0.7 percent and 0.4 percent of pretax earnings, respectively. The Committee determined that it was appropriate to award bonuses for 1997 in amounts commensurate with prior years because the factors used to determine the level of performance demonstrated the overall strength of the Company's business and the high level of performance of the Bonus Program participants.

  The Committee believes that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, from time to time, the Company has granted key employees stock options pursuant to the Company's stock option plans. As of February 28, 1998, 142 of the Company's 161 total key employees (excluding the Company's Chief Executive Officer) held options to acquire 5,410,332 shares of the Company's Common Stock. As of the same date, the four current executive officers (other than the

Company's Chief Executive Officer) whose compensation is disclosed in the Summary Compensation Table above, held options to acquire 1,205,000 shares of the Company's Common Stock.

  Compensation of Chief Executive Officer. The compensation of the Company's Chief Executive Officer for 1997 is based entirely on an agreement between Mr. Coss and the Company entered into on February 9, 1996. The five-year employment agreement was effective January 1, 1997 (the "1997 Employment Agreement") and provides for a base salary of $600,000 per year and a cash bonus to be determined pursuant to the 1997 Chief Executive Plan which was approved by stockholders at the Annual Meeting of Stockholders held on May 15, 1996. The cash bonus is determined pursuant to an incentive based formula equal to 2.5 percent of the net income of the Company in excess of a 12 percent return on equity. On January 26, 1998 the Committee determined that as a result of the 1996 restatement of earnings, the bonus paid to Mr. Coss for 1996 would be reduced by 761,210 shares of Common Stock and $2,500,000 in cash, which stock has been transferred and the cash repaid to the Company by Mr. Coss. In addition, since this adjustment was required on a retroactive basis, the Committee determined that as a condition of such repayment, the Company would indemnify the Chief Executive Officer for any inability to obtain a full tax refund on the basis of the stock values used to compute the original 1996 bonus amount.

  Statement Regarding Tax Policy Compliance. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the Company's federal income tax deduction for compensation paid in any year to certain named executives (including the Chief Executive Officer) to $1 million, to the extent that such compensation is not "performance-based compensation" within the meaning of Section 162(m) and the Treasury Regulations promulgated thereunder. Accordingly, in structuring the Company's compensation arrangement with its Chief Executive Officer under the 1997 Chief Executive Plan, the Committee designed an incentive bonus formula and stock option plan which was intended to qualify as "performance-based compensation" in order to decrease the after-tax cost of such arrangements to the Company. In compliance with
Section 162(m), the 1997 Chief Executive Plan, which provides for incentive-based compensation, was approved by stockholders.

By the Compensation Committee:

W. Max McGee
Robert S. Nickoloff

                    OTHER INFORMATION RELATING TO DIRECTORS
                            AND EXECUTIVE OFFICERS

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

  The Compensation Committee reached agreement with Mr. Coss at the Committee's meeting on February 9, 1996, regarding the terms of a new employment agreement to be effective on January 1, 1997. The 1997 Employment Agreement term is five years beginning January 1, 1997 and ending on December 31, 2001. The 1997 Employment Agreement provides for: (1) a base salary of $600,000 per year; (2) a cash bonus to be determined pursuant to a new chief executive officer bonus and stock option plan (the "1997 Chief Executive Plan"); and (3) the issuance to Mr. Coss in 1996 of a two million share option award pursuant to the 1997 Chief Executive Plan. The 1997 Chief Executive Plan was approved by stockholders at the last Annual Meeting of Stockholders held on May 15, 1996.

  The Compensation Committee and Mr. Coss also agreed that the terms of his noncompetition agreement would be extended and would apply for the five-year term of the 1997 Employment Agreement, plus one year. If retirement or a change of control occurs during the five-year term, the noncompetition agreement will apply from the date of such event for the remainder of the original term of the 1997 Employment Agreement, plus one year.

  The 1997 Employment Agreement with Mr. Coss grants him the right to terminate his employment within two years of a Critical Event (defined as the sale of all or substantially all of the assets of the Company to, or the acquisition of more than 50 percent of the issued and outstanding voting stock of the Company by, any person or group of persons acting in concert, or if the Company is merged into another corporation or is consolidated with another corporation), provided that the term of the noncompetition agreement will remain in effect for the balance of the term of the 1997 Employment Agreement, plus one year. The 1997 Employment Agreement also provides for a termination payment equal to the largest amount that does not constitute an "excess parachute payment" within the meaning of Section 280G of the Code, provided that the amount thereof is subject to a cap of 0.5 percent of the valuation placed on the entire Company in connection with such Critical Event.

  The Company has also entered into an agreement with Richard G. Evans, Executive Vice President, which provides for specified financial arrangements upon termination of employment with the Company after a change in control. The agreement has an initial one-year term and thereafter is automatically renewable for additional one-year terms unless the Company gives notice to Mr. Evans at least 90 days prior to each December 31 that it does not wish to extend the agreement; provided, however, that notwithstanding any such notice by the Company not to extend, the agreement will continue for a period of 24 months beyond its term if a change of control of the Company occurs during such term. The agreement provides that after a change in control of the Company, if Mr. Evans, leaves the Company's employ either voluntarily or involuntarily (other than a termination for cause or due to death or disability), he is entitled to compensation equal to three times the sum of
(i) his annual base salary, and (ii) an amount equal to the product of his annual base salary multiplied by the percentage that the discretionary bonus for the last complete fiscal year bears to the annual base salary for the prior fiscal year. The agreement also requires the payment of all legal fees and expenses incurred by Mr. Evans in connection with such a termination of employment.

PENSION PLAN

  Employees of the Company participate in a noncontributory pension plan (the "Pension Plan"). The Pension Plan is a defined benefit plan qualified under the Code. To be eligible to receive benefits under the Pension Plan, an employee must be at least 21 years of age, have completed one full year of employment, and have worked for the Company for a minimum of 1,000 hours in the preceding 12 months.

  Normal retirement age under the Pension Plan is generally age 65 and benefits are reduced or increased for retirement prior to or after age 65. The formula to determine the amount of benefits payable to an employee upon normal retirement is as follows: 1.2 percent of monthly average earnings up to covered compensation plus 1.75 percent of monthly average earnings in excess of covered compensation, multiplied by service up to 35 years. Monthly average earnings is the employee's total pay during the 60 nonconsecutive months of the employee's last 120 months of employment with the Company which give the highest average compensation. None of the Chief Executive Officer's stock bonus payments count as compensation under the Pension Plan. Covered compensation is the 35-year average of the social security wage base, varying by year of birth. The normal Pension Plan option, upon which the funding assumptions are based, is an option that provides that the participant will receive benefits for his or her lifetime. Section 415 of the Code limits the annual benefit which may be paid under a qualified plan. The annual benefit limit for an individual age 65 as of December 31, 1997, was $125,000. The Board of Directors adopted a Restated Supplemental Pension Plan in September 1987 pursuant to which the Company will pay any benefits lost due to qualified plan limitations for the executive officers listed in the Summary Compensation Table and certain other key officers of the Company.

  On December 31, 1997, all of the individuals named in the Summary Compensation Table above were participants in the Pension Plan, with the exception of Mr. Potts who resigned effective December 15, 1997. Mr. Coss has accrued 22 years of service; Mr. Potts, 4 years; Mr. Aplin, 6 years; Mr. Britton, 3 years; Mr. Crittenden, 2 years; and Mr. Evans, 12 years.

  The following table assumes a formula for normal retirement as described above assuming all income is above covered compensation.

     AVERAGE                        ESTIMATED ANNUAL PENSION BASED ON YEARS
     ANNUAL                           OF SERVICE AT NORMAL RETIREMENT DATE
    EARNINGS                 ------------------------------------------------------
 (IGHEST 5 YEARS)H               15         20         25         30         35
-----------------            ---------- ---------- ---------- ---------- ----------
   $6,000,000..............  $1,575,000 $2,100,000 $2,625,000 $3,150,000 $3,675,000
    5,000,000..............   1,312,500  1,750,000  2,187,500  2,625,000  3,062,500
     4,000,000.............   1,050,000  1,400,000  1,750,000  2,100,000  2,450,000
     3,000,000.............     787,500  1,050,000  1,312,500  1,575,000  1,837,500
     2,000,000.............     525,000    700,000    875,000  1,050,000  1,225,000
     1,500,000.............     393,750    525,000    656,250    787,500    918,750
     1,000,000.............     262,500    350,000    437,500    525,000    612,500
       500,000.............     131,250    175,000    218,750    262,500    306,250
       400,000.............     105,000    140,000    175,000    210,000    245,000
       300,000.............      78,750    105,000    131,250    157,500    183,750
       225,000.............      59,060     78,750     98,440    118,130    137,810
       200,000.............      52,500     70,000     87,500    105,000    122,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

  The following table sets forth as of March 19, 1998, information about the ownership of the Company's issued and outstanding Common Stock by each stockholder known by the Company to own beneficially more than 5 percent of such stock.

                                                                     PERCENT OF
                                                AMOUNT AND NATURE OF OUTSTANDING
NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP   SHARES
------------------------                        -------------------- -----------
Pioneering Management Corporation (1)..........     6,957,400(2)        5.19%
 60 State Street
 Boston, Massachusetts 02109

--------
(1) Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.
(2)  Number of shares owned is based on a Schedule 13G dated March 19, 1998.

  The following table sets forth as of February 28, 1998, information about the ownership of the Company's Common Stock by each Director, each nominee for Director, by each executive officer named in the Summary Compensation Table and by all Directors and Officers as a group. The stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                    PERCENT OF
                                               AMOUNT AND NATURE OF OUTSTANDING
NAME OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP   SHARES
------------------------                       -------------------- -----------
Lawrence M. Coss..............................      5,899,561(1)       4.40%
Robert D. Potts...............................       322,,242(2)          *
Gregory D. Aplin..............................        111,333(3)          *
Jerry W. Britton..............................         78,100(3)          *
Bruce A. Crittenden...........................         70,515(3)          *
Richard G. Evans..............................        419,420(3)          *
Mark H. Burton................................              0             *
Donald S. Howard..............................              0             *
W. Max McGee..................................        593,800(4)          *
Robert S. Nickoloff...........................        120,000(4)          *
All current Directors and Executive Officers
as a group (22 persons).......................      7,875,350(5)       5.88%

--------
* Less than one percent.

(1) Includes 16,000 shares held by minor children, 87,200 shares held by spouse, 80,000 shares held by LVC Investment Company, Inc., and options for 1,231,600 shares of Common Stock exercisable within 60 days after February 28, 1998.

(2) Includes 170,000 shares issuable upon exercise of options which are exercisable currently or within 60 days after February 28, 1998. Mr. Potts resigned effective December 15, 1997. In connection with Mr. Potts' resignation, an agreement was reached to extend the exercise period of certain vested options to acquire 303,333 from January 16, 1998 to July 26, 1998.

(3) Includes 102,333, 72,000, 64,000 and 217,000 shares issuable to Messrs. Aplin, Britton, Crittenden and Evans, respectively, upon exercise of stock options which are exercisable currently or within 60 days after February 28, 1998. Mr. Crittenden's holdings include 40 shares held by his minor child. Mr. Evans' holdings include 95,000 shares held by his spouse.

(4) Includes 76,000 and 48,000 shares issuable to Messrs. McGee and Nickoloff, respectively, upon exercise of stock options which are exercisable currently or within 60 days after February 28, 1998. Mr. McGee's holdings include 200,000 shares held by his spouse.

(5) Includes 2,367,333 shares issuable upon exercise of stock options exercisable currently or within 60 days after February 28, 1998.

SECTION 16(A) REPORTING

  Section 16(a) of the 1934 Act requires the Company's Directors, executive officers and all person who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and greater-than-10%-beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater-than-10% beneficial owners were complied with.

                             SELECTION OF AUDITORS
                                   (ITEM 2)

  The Board of Directors of the Company, upon recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1998, subject to the approval of the stockholders. Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders and will be given a opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions following the meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE SPECIFIED.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1997, certain executive officers of the Company were eligible to borrow funds from the Company to purchase Company Common Stock in the open market The notes issued in connection with the loans to these executive officers are due on demand and carry a 6 percent interest rate or applicable federal rates in effect at the time the loan is made. Such Directors and executive officers are required to pay interest annually on such notes. The principal amounts of the notes are due upon the earlier of (i) 30 days after the date of resignation or other termination of employment with the Company; or (ii) 3 years from the date of the note. The following table indicates the largest outstanding balances of any loans exceeding $60,000 at any time during 1997, and the rate of interest applicable to such loans.

                                  STOCK LOANS

                                 STOCK LOAN     MAXIMUM BALANCE OF
                                 BALANCE AT         STOCK LOAN      STOCK LOAN
                              DECEMBER 31, 1997    DURING 1997     INTEREST RATE
                              ----------------- ------------------ -------------
Gregory D. Aplin.............     $156,068           $156,068           6.0%
Jerry W. Britton.............      187,743            187,743           6.0%
Bruce A. Crittenden..........      201,693            201,693           6.0%
Edward L. Finn...............      136,260            136,260           6.0%
Joel H. Gottesman............      146,680            146,680           6.0%
Mark A. Shepherd.............      100,920            100,920           6.0%
Jeffrey A. Vanthournout......       68,290             68,290           6.0%

               PROPOSALS OF STOCKHOLDERS FOR 1999 ANNUAL MEETING

  All proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices in Saint Paul, Minnesota on or before November 29, 1998, for inclusion in the Company's Proxy Statement and Proxy for such meeting.

                           ANNUAL REPORT ON FORM 10-K

  Copies of the Company's Annual Report on Form 10-K (an annual filing with the Securities and Exchange Commission) for the fiscal year ended December 31, 1997, may be obtained without charge by writing to Green Tree Financial Corporation, 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1639, Attention: John A. Dolphin, Vice President and Director of Investor Relations.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        LOGO

                                        JOEL H. GOTTESMAN
                                        Secretary

Dated: March 30, 1998

                                     PROXY
                                     -----

                       GREEN TREE FINANCIAL CORPORATION
                             1100 LANDMARK TOWERS
                             345 ST. PETER STREET
                       SAINT PAUL, MINNESOTA 55102-1639


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREEN TREE FINANCIAL CORPORATION. The undersigned hereby appoints Lawrence M. Coss and Joel H. Gottesman, and each of them, with power of substitution, to vote all stock the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of Green Tree Financial Corporation to be held on Wednesday, May 13, 1998, at 2:00 p.m., and at any adjournments thereof, as specified below on the matters referred to, and in their discretion, upon any other matters which may be brought before the meeting.

    1.        ELECTION OF DIRECTORS.

       ____ FOR the nominees listed below.

       ____ WITHHOLD AUTHORITY to vote for the nominees listed below. (If you wish to withhold authority for any of the Directors, strike out the appropriate name(s).)

       Nominee for term expiring in 2000: Donald S. Howard

       Nominees for term expiring in 2001: Mark H. Burton, Richard G. Evans and Robert S. Nickoloff

    2. PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS.

               _____FOR               _____AGAINST        _____ABSTAIN

    3. In their discretion to transact such other business as may come before the meeting.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this Proxy will be voted FOR the directors named in Item 1 and FOR the proposal under Item 2, and with discretionary authority on any other business as may properly come before the meeting.


--------------------------------------------------------------------------------


PROXY NO. __________             GREEN TREE             NO. OF SHARES __________

Please sign exactly as name(s) appear below. When shares are held by joint tenants, both stockholders must sign. When signing as attorney, executor, administrator, trustee or guardian, please include full title. If a corporation, please type in full corporate name and sign by the President or other authorized officer. If a partnership, please type in partnership name and sign by an authorized person.


                        Individuals, Corporation, Partnership (or other entity):



                                           ___________________________________
                                           Signature

                                           ___________________________________
                                           Signature (if jointly held)


                                           Title_______________________________


                                           Dated:__________________________,1998

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.